Exhibit 10.47

EQUITRANS MIDSTREAM CORPORATION
2023 PERFORMANCE SHARE UNIT PROGRAM

EQUITRANS MIDSTREAM CORPORATION (the “Company”) hereby establishes this EQUITRANS MIDSTREAM CORPORATION 2023 PERFORMANCE SHARE UNIT PROGRAM (the “Program”), in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans, including the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (as amended from time to time, the “2018 Plan”), for the benefit of its directors and employees, of which the Program is a subset; and

WHEREAS, in order to further align the interests of executives and key employees with the interests of the Company’s shareholders, the Company desires to provide long-term incentive benefits through the Program, in the form of awards qualifying as “Performance Awards” under the 2018 Plan.

NOW, THEREFORE, the Company hereby provides for incentive benefits for executives and key employees of the Company and its Affiliates and adopts the terms of the Program on the following terms and conditions:

Section 1. Purpose. The main purpose of the Program is to provide long-term incentive opportunities to executives and key employees to further align their interests with those of the Company’s shareholders and with the strategic objectives of the Company. By placing a portion of the employee’s compensation at risk under the Program, the Company has an opportunity to reward the employee when the Company’s performance meets or exceeds expectations or reduce the compensation opportunity when performance does not meet expectations. As a subset of the 2018 Plan, this Program is subject to and shall be governed by the terms and conditions of the 2018 Plan. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the 2018 Plan.

Section 2. Effective Date. The effective date of this Program is January 1, 2023. The Program will remain in effect until payment following (or, in the case of a Qualifying Change of Control, on) the earlier of (i) December 31, 2025 or (ii) the closing date of a Qualifying Change of Control. All awards under the Program are paid in accordance with Section 6, unless otherwise amended or terminated as provided in Section 20. For purposes of this Program, a “Qualifying Change of Control” means a Change of Control (as then defined in the 2018 Plan) unless (a) all outstanding Performance Share Units, as defined in Section 4, under the Program are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (b) the Company is the surviving entity of the Change of Control.

Section 3. Eligibility. The Committee shall, in its sole discretion, approve the employees of the Company and its Affiliates who shall be eligible to participate in the Program from those individuals eligible to participate in the 2018 Plan (each a “Participant” and collectively the “Participants”). In the event that an employee is hired by the Company or an Affiliate during the Performance Period (as defined in Section 5 below), the Committee, or its delegate, shall, in its sole discretion, determine whether the employee will be eligible to participate in the Program.

Section 4. Performance Share Unit Awards. Awards under the Program are designated in the form of performance share units (as adjusted from time to time in accordance with Section 14, the “Performance Share Units”), which are awards to be settled in shares of the Company’s common stock (“Common Stock”) and/or in cash, as set forth in a Participant’s award agreement under the Program. As described in Section 7, such Performance Share Units may be converted into Time-Based Units (as defined in Section 7(a)) in certain circumstances. Upon being selected to participate in the Program, each Participant shall be awarded a number of Performance Share Units, which award shall be approved by the Committee.
The Performance Share Units and/or Time-Based Units, as applicable, shall be held in bookkeeping accounts on behalf of the Participants and do not represent actual shares of Common Stock. A Participant shall have no right to exchange the Performance Share Units or Time-Based Units, as applicable, for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Share Units or Time-Based Units, as applicable, and any future rights to benefits.
Section 5. Performance Conditions and Determination of Awarded Value. Subject to Section 7, the amount to be distributed to a Participant will be based on the following performance conditions (“Performance Conditions”): (i) the Company’s total shareholder return (“Total Shareholder Return,” or “TSR”) ranking relative to the TSRs of companies included in a specified peer group (the “Peer Group”) designated on Attachment A (“Relative TSR”), calculated as described on Attachment A for the Performance Period; (ii) the Company’s Free Cash Flow Before Changes in Working Capital (“Free Cash Flow”) calculated as described on Attachment B for each of the Sub Periods (as defined below); and (iii) achievement of the sustainability metric calculated as described on Attachment C for the Performance Period. For purposes of this Program: (a) the “Performance Period” shall mean the period commencing on January 1, 2023 and continuing thereafter until the earlier of (i) December 31, 2025 or (ii) the closing date of a Qualifying Change of Control, and (b) a “Sub Period” shall mean each full calendar year (or such shorter period if a Change of Control occurs during any calendar year) occurring within the Performance Period.

Except as set forth in Section 7(a), if a Participant’s award agreement under the Program stipulates that the Participant’s award will be distributed in cash, the Participant’s “Awarded Value” shall be calculated by multiplying (a) the number of such Participant’s Performance Share Units, by (b) the Aggregate Payout Factor calculated as set forth on Attachment D, by (c) the closing price of the Company’s Common Stock at the end of the Performance Period or, in the case of a Qualifying Change of Control, the closing price of the Company’s Common Stock on the business day immediately preceding the date of the Qualifying Change of Control, in each case as reported in the

Nationally Recognized Reporting Service (as defined in Attachment A). Except as set forth in Section 7(a) if a Participant’s award agreement under the Program contemplates that the Participant’s award will be distributed in shares of Common Stock, the Participant’s “Awarded Value” shall equal a number of shares of Common Stock calculated by multiplying (i) the number of such Participant’s Performance Share Units by (ii) the Aggregate Payout Factor.

If the record date for regular dividends or special dividends with respect to the Company’s Common Stock (whether made in cash or stock, unless made in accordance with any shareholder rights plan or similar arrangement) occurs during the Performance Period or while the Performance Share Units or Time-Based Units, as applicable, remain outstanding, then the Participant shall earn a right to receive a cash payment following the Performance Period in respect of such dividends. The amount of such cash payment shall be equal to the product of (a) such Participant’s Performance Share Units or Time-Based Units, as applicable, multiplied by (b) solely with respect to the Performance Share Units, the Aggregate Payout Factor, multiplied by (c) the cumulative amount of all regular and special dividends paid during the Performance Period or while the Performance Share Units or Time-Based Units, as applicable, are outstanding. This cash payment shall be subject to the same Performance Conditions, continued service requirements and transfer restrictions as apply to the Performance Share Units or Time-Based Units, as applicable, with respect to which they relate and shall be paid at the same time as the Performance Share Units or Time-Based Units, as applicable, with respect to which they relate.

Subject to Section 7, payments under the Program are expressly contingent upon achievement of the Performance Conditions with respect to the Performance Period or Sub Periods, as applicable, and continued service throughout the entire Performance Period and the payment date following December 31, 2025. For the avoidance of doubt, subject to Section 7, any Performance Share Units for which the applicable Performance Condition is attained for the 2023 Sub Period and 2024 Sub Period based on the Company’s Free Cash Flow performance during the applicable Sub Period shall remain subject to forfeiture in the event the Participant’s employment with the Company and its Affiliates terminates prior to the earlier of (a) the payment date following December 31, 2025 or (b) the closing date of a Qualifying Change of Control.

Section 6. Payment; Overall Limit. Subject to Section 7 and except as provided in this Section 6, each Participant’s Awarded Value will be distributed in cash, in shares of Common Stock or any combination thereof, as set forth in the Participant’s award agreement under the Program, no later than seventy five (75) days following the end of the Performance Period, provided that any release of claims required by Section 7 has become effective. Subject to Section 7, in the event of a Qualifying Change of Control, the Awarded Value will be distributed in cash or in shares of Common Stock on the closing date of the transaction (or as soon after such event as may be practicable). The maximum amount payable to any one Participant under the Program with respect to any one calendar year within the Performance Period shall be the amount set forth and as calculated in the 2018 Plan with respect to Performance Awards. No elections shall be permitted with respect to the timing of any payments.

Section 7. Change of Status; Change of Control. In making decisions regarding employees’ participation in the Program and the extent to which awards are payable in the case of an employee whose employment ceases prior to payment, the Committee may consider any factors that it deems to be relevant. Unless otherwise determined by the Committee, and subject to the terms of any written employment-related agreement that a Participant has with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement, as required by the Company), the following shall apply in the case of (i) a Participant whose employment ceases prior to payment of the Awarded Value, or (ii) upon a Change of Control:

a.Change of Control; Termination After Change of Control. With respect to any Participant’s award under the Program, and notwithstanding Section 9 of the 2018 Plan, in the event of a Change of Control that is not a Qualifying Change of Control, the Participant’s Performance Share Units shall be converted to a right to receive a time-based award, and the number of time-based units shall be determined on the closing date of the Change of Control by multiplying the Participant’s Performance Share Units by the Aggregate Payout Factor determined as follows (Time-Based Units):

a.with respect to Relative TSR and the sustainability metric, the Payout Factor for such metrics shall be determined in accordance with Section 5 and based on the greater of target performance or actual performance, calculated as set forth in Attachments A and C, respectively, through the Performance Period; and
b.with respect to Free Cash Flow:
a.if the Change of Control occurs after the completion of one or more Sub Periods (each a “Completed Sub Period”), the Payout Factor for each Completed Sub Period(s) shall be determined in accordance with Section 5 based on the actual Free Cash Flow performance for such Completed Sub Period(s), calculated as set forth in Attachment B for such Completed Sub Period(s);
b.if the Change of Control occurs during a Sub Period, the Payout Factor for such Sub Period shall be determined in accordance with Section 5 based on the greater of target Free Cash Flow performance or actual Free Cash Flow performance for such Sub Period, calculated as set forth in Attachment B, over the period commencing on the start of the applicable Sub Period and ending on the last business day of the month immediately preceding the closing date of the Change of Control; and
c.if the Change of Control occurs before the commencement of any Sub Period, the Payout Factor for such Sub Period shall based on target performance for such Sub Period.

Notwithstanding the foregoing, the number of Time-Based Units delivered to a Participant pursuant to this Section 7(a) shall be subject to the adjustment provisions set forth in Section 8.02 of the 2018 Plan and shall be subject to such conversion, adjustment or replacement methodology as set forth in the agreement evidencing such Change of Control.

Subject to Sections 7(d) and 7(e) below, the Time-Based Units shall remain outstanding for the remainder of the Performance Period except if: (i) such Participant’s employment is terminated without Cause (as defined below), or (ii) such Participant resigns for Good Reason (as defined below), in each case prior to the second anniversary of the effective date of the Change of Control, the Participant shall, contingent upon the Participant executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her termination or resignation, as applicable, receive such Time-Based Units within 75 days of Participant’s termination or resignation, as applicable. If a Participant’s award agreement under the Program stipulates that the Participant’s award will be distributed in cash, the Participant’s Awarded Value under this Section 7(a) shall be calculated by multiplying (i) the number of Participant’s Time-Based Units, by (ii) the closing price of the Company’s Common Stock at the end of the Performance Period or as of the business day immediately preceding the date of Participant’s termination or resignation, as applicable, and in each case as reported in the Nationally Recognized Reporting Service (as defined in Attachment A). If a Participant’s award agreement under the Program stipulates that the Participant’s award will be distributed in shares of Common Stock, the Participant’s Awarded Value under this Section 7(a) will equal the Participant’s Time-Based Units.

Solely for purposes of this Program, “Cause” shall mean: (i) a Participant’s conviction of a felony, a crime of moral turpitude or fraud or a Participant having committed fraud, misappropriation or embezzlement in connection with the performance of the Participant’s duties; (ii) a Participant’s willful and repeated failures to substantially perform assigned duties; or (iii) a Participant’s violation of any provision of a written employment-related agreement between the Participant and the Company or express significant policies of the Company. If the Company terminates a Participant’s employment for Cause, the Company shall give the Participant written notice setting forth the reason for the Participant’s termination not later than 30 days after such termination.

Solely for purposes of this Program, “Good Reason” shall mean a Participant’s resignation within 90 days after (but in all cases prior to the second anniversary of such Change of Control): (i) a reduction in such Participant’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in such Participant’s annual short-term bonus target by the greater of (A) 10% and (B) 5 percentage points of such Participant’s target bonus percentage, unless the reduction is applicable to all similarly situated employees; (iii) a significant diminution in such Participant’s job responsibilities, duties or authority; (iv) a Company requested change in the geographic location of such Participant’s primary reporting location of more than 50 miles (but excluding any requirement to work remotely); and/or (v) any other action or inaction that constitutes a material breach by the Company of such Participant’s award agreement under the Program.

A termination by a Participant shall not constitute termination for Good Reason unless such Participant first delivers to the General Counsel of the Company written notice: (i) stating that such Participant intends to resign for Good Reason pursuant to his or her award agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by such Participant. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

(b) Qualifying Change of Control. With respect to any Participant’s award under the Program, and notwithstanding Section 9 of the 2018 Plan, in the event of a Qualifying Change of Control, the Participant shall receive an Awarded Value, which shall be calculated based on the Aggregate Payout Factor determined as described in Sections 7(a)(i) – (ii). Any Performance Share Units earned pursuant to this Section 7(b) shall be paid in accordance with Section 6.

a.Termination With Continued Board Service. Except as set forth in Sections 7(a) or 7(b), if a Participant’s employment is terminated voluntarily, including a Participant’s Retirement (as defined below) or Participant’s employment is terminated by the Company without Cause, and the Participant remains on the board of directors of the Company or any Affiliate of the Company whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, the Participant shall retain all of his or her Performance Share Units, contingent upon achievement of the Performance Conditions set forth in Section 5 for the Performance Period and each Sub Period (as applicable), or his or her Time-Based Units, as applicable, for as long as the Participant remains on such board of directors, in which case any references herein to such Participant’s employment shall be deemed to include his or her continued service on such board. Except as set forth in the preceding sentence and this Section 7, a Participant’s Performance Share Units and/or Time-Based Units shall be forfeited upon his or her resignation as an employee of the Company or an Affiliate.

a.Death or Disability. Notwithstanding anything to the contrary, if a Participant’s termination is due to the Participant’s death or Disability, (i) the Participant (or the Participant’s estate or beneficiary) will retain all of his or her Performance Share Units, measured at target, contingent upon the Participant (or the Participant’s estate or beneficiary) executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her death or Disability, and (ii) such retained Performance Share Units shall be distributed to the Participant or the Participant’s estate or beneficiary within 75 days following the Participant’s termination in cash or shares of Common Stock as set forth in the Participant’s award agreement under the Program, in either case, without giving effect to the Aggregate Payout Factor or any individual Payout Factor, subject to the Participant or the Participant’s estate or beneficiary executing and not revoking the full release of claims referenced above. In the event of a Participant’s death or Disability following a Change of Control that is not a Qualifying Change of Control, 100% of Participant’s Time-Based Units shall vest and be distributed to the Participant or the Participant’s estate or beneficiary within 75 days following the Participant’s death or Disability in cash or shares of Common Stock as set forth in the Participant’s award agreement under the Program, in either case, subject to the Participant or the Participant’s estate or beneficiary executing and not revoking the full release of claims.

If a Participant’s award agreement under the Program stipulates that the Participant’s award will be distributed in cash, the Participant’s Awarded Value shall be calculated by multiplying (i) the number of Participant’s Performance Share Units or Time-Based Units, as applicable, by (ii) the closing price of the Company’s Common Stock as of the business day immediately preceding the date of Participant’s death or Disability as reported in the Nationally Recognized Reporting Service (as defined in Attachment A). If a Participant’s award agreement under the Program stipulates that the Participant’s award will be distributed in shares of Common Stock, the Participant’s Awarded Value will equal the Participant’s Performance Share Units or Time-Based Units, as applicable. Notwithstanding any other provisions of the Program, Participants shall have no vested rights to any Performance Share Units or Time-Based Units prior to payment.

a.Retirement; Termination without Cause. Notwithstanding subsections (a), (b) or (c) above, if the termination is due to the Participant’s Retirement or Participant’s termination by the Company without Cause prior to a Change of Control (other than as set forth in subsection (c)), the Participant will retain a portion of his or her Performance Share Units or Time-Based Units, applicable to the Performance Period and each Sub Period as of the date of the Participant’s Retirement or termination of employment (the number of Performance Share Units or Time-Based Units being retained is defined below as the “Pro Rata Amount”), contingent upon (A) the Participant executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her termination, and (B) except in the case of a Retirement following a Change of Control that is not a Qualifying Change of Control, achievement of the Performance Conditions set forth in Section 5, as follows, and the remainder shall be forfeited. The Pro Rata Amount for the Performance Period and each Sub Period shall equal the total number of Performance Share Units or Time-Based Units, as applicable, granted to such Participant pursuant to this Program multiplied by a fraction, the numerator of which is the number of months of continuous employment with the Company and/or an Affiliate from the beginning of the Performance Period through the date of the Retirement or termination of employment without Cause, as applicable, and the denominator of which is 36, and with respect to Performance Share Units, as adjusted by the Aggregate Payout Factor. When determining the Pro Rata Amount, the Participant shall be considered to have been employed with the Company and/or an Affiliate for a full calendar month so long as the Participant is employed by such entity for at least one day during such calendar month.

In the event the Participant incurs a termination without Cause following the second anniversary of a Change of Control that is not a Qualifying Change of Control, the Participant shall retain all of his or her Time-Based Units, which shall vest at the end of the Performance Period, contingent upon the Participant executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her termination.

Solely for purposes of this Program, “Retirement” shall mean a Participant’s voluntary termination of employment with the Company and its Affiliates after the

Participant has (i) a length of service of at least ten (10) years and (ii) a combined age and length of service equal to at least sixty (60) years. The Participant’s length of service will be determined by the Company, in its sole discretion, based on the Company’s internal payroll records. For purposes of this definition, service with EQT Corporation prior to November 13, 2018 shall be treated the same as service with the Company and its Affiliates, provided that the Participant was assigned to the Company in connection with the separation from EQT Corporation. The termination of the Participant’s employment by the Company or its Affiliates shall not qualify as Retirement.

In the event of a Participant’s Retirement or termination by the Company without Cause under this Section 7(e), Performance Share Units or Time-Based Units that are retained shall be distributed to the Participant (or the Participant’s estate or beneficiary) at the time specified in Section 6. Notwithstanding any other provisions of the Program, Participants shall have no vested rights to any Performance Share Units or Time-Based Units, as applicable, prior to payment.

a.Other Termination. If a Participant’s employment is terminated for any reason other than those described in subsections in this Section 7 above, the Participant’s Performance Share Units or Time-Based Units, as applicable, shall be forfeited.

Section 8. Administration of the Plan. The Committee has responsibility for all aspects of the Program’s administration, including:

a.Determining the extent to which the Performance Conditions and any applicable service requirements have been achieved prior to any payments under the Program,

a.Ensuring that the Program is administered in accordance with its provisions and the 2018 Plan,

a.Approving Program Participants,

a.Authorizing Performance Share Unit awards to Participants,

a.Adjusting Performance Share Unit awards and/or Time-Based Units to account for extraordinary events, and

a.Maintaining final authority to amend, modify or terminate the Program at any time.

Notwithstanding anything to the contrary in this Program, the Committee shall at all times retain the discretion with respect to all awards under this Program to reduce, eliminate, or determine the source of, any payment or award hereunder without regard to any particular factors specified in this Program. The interpretation and construction by the Committee of any provisions of the Program or of any adjusted Performance Share Units or Time-Based Units, as applicable, shall be final. No member of the Committee shall be liable for any action or determination made in good faith regarding the Program or any Performance Share Units or Time-Based Units, as applicable, thereunder. The

Committee may designate another party to administer the Program, including Company management or an outside party. All conditions of the Performance Share Units must be approved by the Committee. As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Performance Share Units to be awarded to each Participant. The associated terms and conditions of the Program will be communicated to Participants as close as administratively practicable to the date an award is made. Each Participant will acknowledge receipt of his or her award agreement and will agree to the terms of this Program in accordance with the Company’s procedures.

Section 9. Limitation of Rights. The Performance Share Units or Time-Based Units, as applicable, do not confer to Participants or their beneficiaries, executors or administrators any rights as shareholders of the Company (including voting and other shareholder rights) unless and until shares of Common Stock are in fact registered to or on behalf of a Participant in connection with the payment of the Performance Share Units or Time-Based Units, as applicable. With respect to Awards that are settled in shares of Common Stock, upon conversion of the Performance Share Units or Time-Based Units, as applicable, into shares of Common Stock, a Participant will obtain full voting and other rights as a shareholder of the Company.

Section 10. Tax Consequences to Participants/Payment of Taxes.

(a) It is intended that: (i) until the Performance Conditions and any applicable service requirements are satisfied, a Participant’s right to payment for an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Value shall be subject to employment taxes only upon the satisfaction of the Performance Conditions and any applicable service requirements; and (iii) until the Awarded Value is actually paid to a Participant, the Participant shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83. It is further intended that Participants will not be in actual or constructive receipt of compensation with respect to the Performance Share Units or Time-Based Units, as applicable, within the meaning of Code Section 451 until the Awarded Value is paid.

(b) The Company or any Affiliate employing the Participant has the authority and the right to deduct or withhold, or require a Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of an award under the Program. With respect to withholding required upon any taxable event arising as a result of an award, to the extent the Committee determines that the award will be paid in shares of Common Stock, the employer shall satisfy the tax withholding required by withholding shares of Common Stock having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount of tax required to be withheld. The obligations of the Company under this Program will be conditioned upon such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant.

Section 11. Recoupment Policy. Any shares of Common Stock distributed or amounts paid to a Participant under the Program, and any cash or other benefit acquired upon the sale of shares of Common Stock distributed to a Participant under the Program, shall be subject to the terms and conditions of the Equitrans Midstream Corporation Compensation Recoupment Policy, effective June 17, 2019, as may be amended or restated from time to time, to the extent such policy is applicable to this Program and the Participant. A copy of such policy is available upon request from the Company's Corporate Secretary.

Section 12. Nonassignment. A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Performance Share Units or Time-Based Units, as applicable, and any attempt to do so shall be void.

Section 13. Impact on Benefit Plans. Payments under the Program shall not be considered as earnings for purposes of the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates unless specifically provided for and defined under such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements; provided, however, that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Conditions were attained.

Section 14. Successors; Changes in Stock. The obligations of the Company under the Program shall be binding upon the successors and assigns of the Company. In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or Common Stock, or extraordinary distribution to holders of Common Stock, each Participant’s Performance Share Units or Time-Based Units, as applicable, shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants that would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.
In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Sections 5, 6 and 7 hereof. In any case not constituting a Change of Control in which the Common Stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, or any other event described in Section 8 of the 2018 Plan, then the Performance Share Units and/or Awarded Value shall be subject to adjustment, as described in Section 8 of the 2018 Plan.

Section 15. Notice. Except as may be otherwise provided by the 2018 Plan or determined by the Committee and communicated to a Participant, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either sent by electronic mail, hand-delivered or if sent by overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five (5) business days after mailed, but in no event later than the date of actual receipt. Any notice delivered or made by electronic mail will be deemed to be given on the date of actual delivery as shown by the date of the electronic mail message. Notices shall be directed, if to a Participant, at such Participant’s address (or electronic mail address, as applicable) indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Director, Total Rewards or, if notice is sent to the Company by electronic mail, to Total Rewards@equitransmidstream.com.

Section 16. Dispute Resolution. Any dispute regarding the payment of benefits under this the Program or the 2018 Plan shall be resolved in accordance with the Equitrans Midstream Corporation Long-Term Incentive Plan Dispute Resolution Procedures effective December 15, 2020, as may be amended or restated from time to time. A copy of such procedures is available upon request from the Company’s Corporate Secretary and is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.com.

Section 17. Applicable Law. This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 18. Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 19. Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 20. Amendment or Termination of this Program. This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that the Program is no longer meaningful in relation to the Company’s strategy. Notwithstanding the foregoing, (i) no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award after the date of the award; provided, however, that the Company may amend this Program from time to time without any Participant’s consent to the extent deemed to be necessary or appropriate, in its sole discretion, to effect compliance with Code Section 409A or any other provision of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Participants, (ii) no amendment may alter the time of payment as provided in Section 6 of the Program, and (iii) no amendment may be made following a Change of Control.

Attachment A

2023 Performance Share Unit Program

Calculation of Relative Total Shareholder Return

For purposes of the Program, “Total Shareholder Return” or “TSR” shall mean the total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Performance Period, assuming such dividends and other distributions are invested in shares on the ex-dividend date for such dividend or other distribution, by (ii) the Beginning Period Average Price. The Committee shall have the authority to make appropriate equitable adjustments to account for extraordinary items affecting the TSR.

For purposes of calculating TSR, “Beginning Period Average Price” shall mean the average official closing price per share of the issuer over the 15 consecutive trading days ending with and including December 31, 2022 (if the applicable day is not a trading day, the immediately preceding trading day).
For purposes of calculating TSR, “Ending Period Average Price” shall mean the average official closing price per share of the issuer over the 15 consecutive trading days ending with and including December 31, 2025 (if the applicable day is not a trading day, the immediately preceding trading day).
All references in this Program to the “Nationally Recognized Reporting Service” shall be references to either the print or electronic version of a nationally recognized publication that reports the daily closing stock price of the Company and each member of the Peer Group described below.
Each company, including the Company, will be ranked in descending order by the TSR so calculated. In the event any member of the Peer Group identified below liquidates or reorganizes under the United States Bankruptcy Code (U.S.C. Title 11) before the end of the Performance Period, such member shall remain in the Peer Group for purposes of calculating the Payout Factor for the Performance Period. In the event of any acquisition, merger, consolidation, other reorganization transaction in which any member of the Peer Group no longer exists as (i) a member of the Alerian US Midstream Energy (“AMUS”) Index subsequent to the completion of the transaction or (ii) a member of the compensation peer group, such company shall be removed from the Relative TSR calculation from the beginning of the Performance Period. In the event of any go private transaction or material change in ownership, legal structure, or business operations (including for the avoidance of doubt, any rollup or other simplification transaction involving related parties) of any member of the Peer Group before the end of the Performance Period, the Relative TSR calculation would be adjusted to reflect the transaction as of the beginning of the Performance Period as long as the surviving company is a member of the (i) AMUS Index or (ii) compensation peer group. If such surviving company is not a member of the (i) AMUS Index or (ii) compensation peer group, such company shall be removed from the Relative TSR calculation from the beginning of the Performance Period.

For purposes of the Program, the Peer Group shall consist of the following companies:

Antero Midstream Corporation
Cheniere Energy, Inc.
Crestwood Equity Partners LP DCP Midstream LP
DT Midstream, Inc.
EnLink Midstream, LLC
Genesis Energy, L.P.
Kinder Morgan, Inc.
Magellan Midstream Partners, L.P.
National Fuel Gas Company
NuStar Energy L.P.
ONEOK, Inc.
Plains All American Pipeline, L.P.
Targa Resources Corp.
The Williams Companies, Inc.
Western Midstream Partners, LP

Attachment B

2023 Performance Share Unit Program

Free Cash Flow Before Changes in Working Capital

Free Cash Flow Before Changes in Working Capital means net cash provided by operating activities excluding changes in certain other assets and liabilities plus principal payments received on the preferred interest in EQT Energy Supply, LLC, and less net cash provided by operating activities attributable to the noncontrolling interest share (40%) of Eureka Midstream Holdings, LLC (Eureka Midstream), dividends paid to Series A Preferred shareholders, premiums and fees paid on debt extinguishment, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka Midstream capital expenditures) and capital contributions to Mountain Valley Pipeline, LLC. Anything to the foregoing notwithstanding, Free Cash Flow is subject to reasonable adjustments for (i) non-recurring items impacting the calculation; (ii) the effect of changes in tax laws, accounting principles or other laws or provisions; and (iii) acquisitions or divestitures.

Attachment C

2023 Performance Share Unit Program

Sustainability Metric

For purposes of the Program, the sustainability metric will be achieved by the completion of certain environmental, social and governance-related projects as approved by the Committee.

Attachment D

2023 Performance Share Unit Program

Calculation of Payout Factor

The Payout Factor will be determined based on the level of achievement of the Performance Conditions during the Performance Period. Performance under each metric is independent of performance under the other metrics and performance under any Sub Period is independent of performance under any other Sub Period. The individual Payout Factors for each of Relative TSR, Free Cash Flow and the Sustainability Metric based on the charts below are multiplied by the applicable weightings and then added together to determine the “Aggregate Payout Factor”.

Relative TSR Ranking (60% Weight)

	Threshold	Target	Maximum
Performance Goal	At 25th percentile	50th percentile	At or above 75th percentile
Payout Factor	50%	100%	200%

NOTE: Above Threshold all Payout Factors are interpolated on a straight-line basis between the data points above, with 200% being the maximum in all cases. Below threshold, the Payout Factor shall be zero.

Free Cash Flow (25% Weight)

The portion of the Payout Factor attributable to the Company’s Free Cash Flow will be calculated over three separate Sub Periods of equal weighting.

	Threshold	Target	Maximum
Performance Goal	*	*	*
Payout Factor	50%	100%	200%

NOTE: Above Threshold all Payout Factors are interpolated on a straight-line basis between the data points above, with 200% being the maximum in all cases. Below threshold, the Payout Factor shall be zero.

*The Committee shall establish the threshold, target and maximum values and will notify the Participants of the same in writing no later than March 31 of the year in which the relevant Sub Period begins.

Sustainability Metric (15% Weight)

	Threshold	Target	Maximum
Performance Goal	2 Approved ESG-Related Projects Completed	3 Approved ESG-Related Projects Completed	4 Approved ESG-Related Projects Completed
Payout Factor	50%	100%	200%

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